Exhibit 10.7c
AMENDMENT TO SHAREHOLDER AGREEMENT
     This Amendment to Shareholder Agreement is made as of May 8, 2007 by and among John G. Sperling, Peter V. Sperling, the John Sperling Voting Stock Trust, and the Peter Sperling Voting Stock Trust (each a “Shareholder” and collectively the “Shareholders”) and Apollo Group, Inc. (the “Company”).
     Whereas, the Shareholders and the Company are parties to a Shareholders Agreement dated as of September 7, 1994, as previously amended as of May 25, 2001 and June 23, 2006 (the “Agreement”); the other parties to the Agreement (William H. Gibbs, John D. Murphy, Todd Nelson, James W. Hoggatt, and Jerry F. Noble) no longer own any of the Class B Common Stock of the Company; and the Shareholders wish to further amend the Agreement;
     Now, therefore, it is agreed:
     1. Section 5 of the Agreement is amended in its entirety to read:
     “5. Transfer to a Trust. Notwithstanding the provisions of Section 1 or Section 7 hereof, a Shareholder may transfer Shares to a trust created by the Shareholder (“Shareholder Trust”), provided that such a Shareholder Trust enters into an agreement with the Company acknowledging the existence of this Agreement and agreeing that any disposition of the Shares by the Shareholder Trust (including any transfers to beneficiaries) will be made in compliance with the terms and conditions of this Agreement. All of the trustee(s) of a Shareholder Trust must be either (1) a Shareholder, (2) Terri Bishop, (3) Darby Shupp, or (4) a person or persons approved by the Board of Directors of the Company. The Shares so transferred shall not be converted into shares of the Company’s Class A Common Stock as a result of such transfer.”
     2. Section 16 of the Agreement is amended in its entirety to read:
     “16. Shareholder Defined. In addition to John G. Sperling, Peter V. Sperling, the John Sperling Voting Stock Trust, and the Peter Sperling Voting Stock Trust, the term Shareholder as used herein shall also include (i) any person, his successors and assigns, and any corporation, partnership, joint venture, association, or other entity, whether or not such individual or entity is a Shareholder as of the date hereof, who acquires any Shares from any Shareholder, directly or indirectly, by any means whatsoever in a transaction permitted by this Agreement, or (ii) any person or entity who acquires Shares from the Company and who agrees (and whose spouse consents, if necessary) to become a party to and be bound by the terms of this Agreement, but any Shareholder who no longer owns any Shares shall not be entitled to any of the benefits of this Agreement.”
     3. Peter V. Sperling represents and warrants that his shares of Class B Common Stock are his sole and separate property.

     4. The Agreement, as hereby amended, is confirmed.
     In witness whereof, the parties have executed this document as of the date stated above.
Shareholders:

John G. Sperling

Peter V. Sperling
The Company:

APOLLO GROUP, INC.

By:

JOHN SPERLING VOTING STOCK TRUST

By:
John G. Sperling, Trustee

By:
Peter V. Sperling, Trustee

By:
Darby Shupp, Trustee

By:
Terri Bishop, Trustee

PETER SPERLING VOTING STOCK TRUST

By:
Peter V. Sperling, Trustee